As filed with the Securities and Exchange Commission on April 4, 2001
                                                      Registration No. 333-56786
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ALLEGHENY ENERGY, INC.
             (Exact name of Registrant as specified in its charter)

          Maryland                                     13-5531602
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization

                             10435 Downsville Pike
                           Hagerstown, MD 21740-1766
                                 (301) 790-3400
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                           Thomas K. Henderson, Esq.
                       Vice President and General Counsel
                             Allegheny Energy, Inc.
                             10435 Downsville Pike
                           Hagerstown, MD 21740-1766
                                 (301) 790-3400
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          -----------------------------
                                   Copies to:

    Robert E. Buckholz, Jr., Esq.                  Raymond W. Wagner, Esq.
         Sullivan & Cromwell                      Simpson Thacher & Bartlett
           125 Broad Street                          425 Lexington Avenue
    New York, New York 10004-2498                New York, New York 10017-3954
            (212) 558-4000                              (212) 455-2000
                          -----------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                                                   Proposed Maximum              Amount of
     Title of Each Class of Securities            Aggregate Offering            Registration
             to be Registered                           Price                     Fee (2)
---------------------------------------------------------------------------------------------
Common Stock, par value $1.25 per Share,            $575,000,000                $143,750 (3)
together with Stock Purchase Rights, if
any(1)
=============================================================================================

(1) Includes stock purchase rights pursuant to the Stockholder Protection Rights Agreement, dated as of March 2, 2000, between Allegheny Energy, Inc. and ChaseMellon Shareholder Services L.L.C., as Rights Agent. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the common stock and will be transferred only with the common stock. The value attributable to such stock purchase rights, if any, is reflected in the market price of the common stock.
(2) Pursuant to Rule 457(o) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the maximum aggregate offering price of the securities.
(3)  Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

RED HERRING TEXT
--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                   Subject to Completion, dated April 4, 2001

                                  $575,000,000

                             Allegheny Energy, Inc.

                                  Common Stock

                            -------------------------

         Allegheny Energy may offer and sell from time to time, or all at one time, shares of common stock with a maximum aggregate offering price of $575,000,000. The number of shares, offering price and other terms of the offering will be set forth in a supplement to this prospectus. The common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol "AYE."

         You should read this prospectus and the prospectus supplement carefully before you invest.

         We may sell the common stock to underwriters, through agents or directly to other purchasers. The prospectus supplement will include the names of any underwriters or agents.

                             -----------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             -----------------------









                            Prospectus dated      , 2001.

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell the common stock described in this prospectus in one or more offerings with a maximum aggregate offering price of $575,000,000. This prospectus provides you with a description of the common stock that we may offer.

         Each time we sell common stock, we will provide a "prospectus supplement" that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled "Where You Can Find More Information" on page 13.

         For more information about us or the common stock, you should read the exhibits, financial statements, notes and schedules filed or incorporated by reference with our registration statement.

                                  Risk Factors


RISKS ASSOCIATED WITH A POSSIBLE INITIAL PUBLIC OFFERING OF THE STOCK OF OUR GENERATION SUBSIDIARY

WE ARE CONSIDERING AN INITIAL PUBLIC OFFERING AND SUBSEQUENT SPIN-OFF OF ALLEGHENY SUPPLY WHICH WOULD REDUCE OR ELIMINATE OUR SHARE OF THE EARNINGS FROM ALLEGHENY SUPPLY.

         We expect our unregulated generation activities to grow rapidly, which will require extensive use of the capital markets to finance the growth for several years to come. Our management is considering the suitability of various alternatives, which could include converting our unregulated generation subsidiary, Allegheny Supply, into a stock corporation, selling a portion of its stock through an initial public offering, or combining an initial public offering with a subsequent spin-off of Allegheny Supply stock to stockholders.

         If completed, the initial public offering would reduce our share of Allegheny Supply's earnings. If we divest our remaining shares of Allegheny Supply through the distribution of these shares to the holders of our common stock, we will have no share in Allegheny Supply's earnings and our earnings will be primarily dependent upon the earnings of our regulated transmission and distribution business. For the three-month period ended December 31, 2000, our unregulated generation activities provided approximately 31% of our consolidated income before interest, income taxes, depreciation and amortization, other income and extraordinary charge.

THE INITIAL PUBLIC OFFERING OF ALLEGHENY SUPPLY AND ITS SUBSEQUENT LEGAL SEPARATION FROM ALLEGHENY ENERGY MAY NOT OCCUR.

         An initial public offering of Allegheny Supply and our subsequent distribution of our remaining shares of Allegheny Supply to our stockholders remain only possibilities that are subject to substantial uncertainties. These uncertainties include market conditions generally for our stock and for the equity of Allegheny Supply, the receipt of required regulatory approvals, favorable tax and accounting rulings or interpretations, and the receipt of required third party consents.

THE DIVIDENDS THAT WE DECLARE MIGHT BE LOWER IF WE PURSUE A STRATEGY TO LEGALLY SEPARATE OUR GENERATION BUSINESS.

         Following an initial public offering of Allegheny Supply or other transaction separating Allegheny Supply from our company, we expect the board of directors of Allegheny Energy would establish a dividend policy consistent with its earnings prospects, growth rate, need for capital and other factors. That policy could be different from the current policy for the integrated company and could result in lower dividends being declared on our common stock.

RISKS RELATED TO A CHANGING REGULATORY ENVIRONMENT


ALL OF OUR BUSINESSES OPERATE IN CHANGING REGULATORY ENVIRONMENTS CREATED BY RESTRUCTURING INITIATIVES AT BOTH STATE AND FEDERAL LEVELS. IF THE PRESENT TREND TOWARDS COMPETITIVE RESTRUCTURING OF THE ELECTRIC POWER INDUSTRY IS REVERSED, DISCONTINUED OR DELAYED, OUR BUSINESS PROSPECTS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY.

         The regulatory environment applicable to our generation, transmission and distribution businesses has recently undergone substantial changes, on both the federal and state level. These changes have significantly affected the nature of the power industry and the manner in which its participants conduct their business. Moreover, existing statutes and regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have an effect on our business in ways that we cannot predict. Some restructured markets, like California's, have recently experienced interruptions of supply and price volatility. These interruptions of supply and price volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these restructured markets, including California's, government agencies and other interested parties have made proposals to re-regulate areas of these markets that have been deregulated, and, in California, legislation has been passed placing a moratorium on the sale of generating plants by regulated utilities. Proposals to re-regulate our industry may be made, and legislative or other attention to the electric power restructuring process in the states in which we currently, or may in the future, operate may cause this process to be delayed, discontinued or reversed, which could have a material adverse effect on our results of operations or our strategies.

OUR REGULATED UTILITY SUBSIDIARIES HAVE "PROVIDER-OF-LAST-RESORT" OBLIGATIONS AND OUR GENERATING SUBSIDIARY PROVIDES ELECTRICITY TO THE REGULATED UTILITY SUBSIDIARIES TO SATISFY THESE OBLIGATIONS AT PRICES WHICH MAY BE BELOW MARKET PRICE AND IN AMOUNTS THAT AT TIMES COULD EXCEED ITS SUPPLY CAPACITY.

         The provider-of-last-resort obligations have no relationship to cost to supply.

         Until the transition to full market competition is complete, our regulated utility subsidiaries - West Penn Power Company and The Potomac Edison Company - are required to provide electricity at capped rates, which may be, and currently are, below current market rates, to customers that do not choose an alternative electricity generation supplier. To satisfy this "provider of last resort" obligation, these regulated utility subsidiaries source power from Allegheny Supply, our generating subsidiary, under contract. The prices that West Penn and Potomac Edison pay for this power may have little or no relationship to the cost of supplying this power. This means that our generating subsidiary currently absorbs the risk of fuel price increases and increased costs of environmental compliance. We expect that there will be similar risks when customer choice is implemented in Ohio and West Virginia, states in which Monongahela Power has distribution operations. Because the risk of fuel price increases and increased environmental compliance costs cannot be passed through to customers during the transition period absent regulatory approval, we, on a consolidated basis, retain these risks.

         At times, demand for power from our generation subsidiary could exceed its supply capacity.

         From time to time the demand for power required to meet the provider-of-last resort contract obligations could exceed Allegheny Supply's available generation capacity. If this occurs, Allegheny Supply would have to buy power on the market, subjecting it to the risk of high prices. Since these situations most often occur during periods of peak demand, it is likely that the market price for power at that time would be very high. Unlike the cooler weather over the summer of 2000, the hotter-than-normal summers of 1998 and 1999 saw market prices for electricity in regions in which our regulated utility subsidiaries have provider-of-last-resort obligations peak in excess of $1,000 per megawatt hour. Utilities that did not own or purchase sufficient available capacity during those periods incurred significant losses in sourcing incremental power. Even if a supply shortage were brief, we could suffer substantial losses that could have an adverse effect on our results of operations. In addition, the electricity that is purchased from Allegheny Supply to meet our provider-of-last resort obligations would not be available to us for sale to unaffiliated parties at what most likely would be more favorable prices.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR CASH FLOW AND PROFITABILITY.

         Our operations are subject to extensive federal, state and local environmental statues, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits for all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Through 2004, we expect to spend approximately $440 million in connection with the installation of emission control equipment. Costs of compliance with environmental regulations could have a material impact on our business, especially if emission limits are tightened, more extensive permitting requirements are imposed, additional emission particles are regulated, and the number and types of assets we operate increase.

         We may not be able to operate our generating assets if we are unable to obtain all required environmental approvals.

         We  may  also  not  be  able  to  obtain  or  maintain   all   required
environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain or comply with any such approval, the affected facilities could be shut down or subjected to additional costs. Further, at some of our older facilities, it may be uneconomical for us to install the necessary equipment, which may lead us to shut down or reduce operations at certain individual generating units.

         Changes in laws and regulations could apply to us.

         New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to our facilities. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

         Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

         If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, our failure may result in the assessment of civil or criminal liability and fines against us. Recent lawsuits by the Environmental Protection Agency and various states highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular. For example, the Attorney-General of the State of New York and the Attorney-General of the State of Connecticut notified us in 1999 of their intent to commence civil actions against us for alleged violations of Clean Air Act standards. If these actions were actually initiated and then ultimately resolved against us, substantial modifications of our existing coal-fired power plants would be required. Similar actions may be commenced by other governmental authorities in the future.

         In addition, a number of our coal-fired facilities have been the subject of a formal request for information from the Environmental Protection Agency. If an enforcement proceeding or litigation in connection with this request, or in connection with any proceeding for non-compliance with environmental laws, were commenced and resolved against us we could be required to invest significantly in new emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt certain operations. Moreover, our results of operations and financial position could suffer due to the consequent distraction of management and the expense of ongoing litigation. Other parties have recently settled similar lawsuits.

         We are unlikely to be able to pass on the cost of environmental compliance to our customers.

         Most   of   our   existing   contracts   with   customers,    and   the
provider-of-last-resort obligations generally, do not permit us to recover additional capital and other costs incurred by us to comply with environmental regulations. As a result, to the extent these costs are incurred prior to the expiration of these obligations, these costs will adversely affect our profitability.

RISKS ASSOCIATED WITH DEVELOPMENT

OUR ACQUISITION OF GENERATING FACILITIES AND DEVELOPMENT AND CONSTRUCTION ACTIVITIES MAY NOT BE SUCCESSFUL, WHICH WOULD IMPAIR OUR ABILITY TO GROW PROFITABLY.

         The growth of our generation operations requires us to identify and complete development projects.

         Our strategy for the growth of our generation business depends upon our ability to identify and complete acquisition, development and construction projects at appropriate prices. If the assumptions underlying the prices we pay for future acquisitions, development and construction projects prove to be inaccurate, the financial performance of the particular facility and our overall results of operations and financial position could be significantly adversely affected. Moreover, if we are not able to access capital at competitive rates, our growth will be adversely affected. A number of factors could affect our ability to access capital, including general economic conditions, capital market conditions, market prices for electricity and gas, the overall health of the utility industry, our capital structure and limitations imposed by the Public Utility Holding Company Act of 1935.

         We will be required to spend significant sums before acquiring or constructing a facility.

         Before we can acquire a generation facility or commence construction, we may be required to invest significant resources on preliminary engineering, permitting, legal and other matters in order to determine the feasibility of the project. Moreover, the process for obtaining initial environmental, siting and other governmental and regulatory permits and approvals is complicated, expensive and lengthy, and is subject to significant uncertainties. Failure to obtain required permits and approvals in a timely manner may prevent us from completing an acquisition, development or construction project.

         Plant construction is costly and subject to numerous risks.

         We have announced construction plans for four generating stations totaling approximately 2,338 MW, and we intend to pursue our strategy of developing and constructing other new facilities and expanding existing facilities. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:

     o   changes in market prices for the electricity from these projects;

     o work stoppages, shortages and inconsistent qualities of equipment and material, and unforeseen engineering problems;

     o   permits,  approvals and other  regulatory  matters;

     o   adverse weather, geological or environmental conditions; and

     o   unanticipated cost increases.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES, ASSETS OR PROJECTS INTO OUR OPERATIONS.

         Our ability to successfully integrate acquired assets, such as the Energy Trading Business that we acquired from Merrill Lynch and the wholesale generating facilities that we will acquire in Illinois, Indiana and Tennessee, as well as our ability to successfully integrate assets that have already been transferred to our generating subsidiary, will depend on, among other things, the adequacy of our implementation plans, the ability to achieve desired operating efficiencies, and favorable terms for the sale of electricity that we generate. If we are unable to successfully integrate these assets into our operations, we could experience increased costs and losses on our investments.

OUR BUSINESS IS SUBJECT TO MARKET RISKS

CHANGES IN COMMODITY PRICES MAY INCREASE THE COST OF PRODUCING POWER OR DECREASE THE AMOUNT OUR UTILITY OPERATIONS RECEIVE FROM SELLING POWER, RESULTING IN FINANCIAL PERFORMANCE BELOW OUR EXPECTATIONS.

         Our generating business is heavily exposed to changes in the price and availability of coal because, as of December 31, 2000, 86% of all of our generating capacity was coal-fired. Although the market price of coal has been low and stable compared to the price of natural gas, which has a greater influence on the price of electricity in the United States, these conditions may not continue. While we have long-term contracts for the supply of coal for most of our existing generating capacity, many of these contracts are nearing the end of their term. We may not be able to purchase coal on terms as favorable as the current ones. Furthermore, we may not be successful in diversifying our dependence on coal-fired facilities through the acquisition and construction of natural gas-fired facilities. Moreover, the market price and availability of natural gas also fluctuates. Changes in the cost of coal or natural gas may affect our financial results by increasing the cost of producing electricity or decreasing the sale price of electricity. Since the price that our generating operations obtain for the sale of electricity may not change at the same rate as the change in coal or natural gas costs, we may be unable to pass on the change in costs to our customers.

         In addition, actual power prices and fuel costs will differ from those assumed in financial models, and those differences may be material. As a result, our financial results may not meet our expectations.

         We do not always hedge against commodity prices.

         To manage our financial exposure to commodity price fluctuations in our energy trading, marketing and risk management activities, we routinely enter into contracts, such as electricity purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we fail to hedge against commodity price volatility, our results of operations and financial position may be affected either favorably or unfavorably.

         Impact of Recently Adopted Accounting Standards.

         Our adoption in 2000 of EITF Issue No. 98-10, under which contracts entered into in connection with energy trading must be marked to market with gains and losses included in earnings, and adoption in 2001 of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" are expected to increase the volatility in reported earnings and other comprehensive income.



         Our trading, marketing and risk management policies may not work as planned.

         Our trading, marketing and risk management procedures may not always be followed or may not work as planned. As a result, we cannot predict with precision the impact that our trading, marketing, and risk management decisions may have on our business, operating results or financial position. Although we devote a considerable amount of management effort to these issues, their outcome remains uncertain.

         In addition, our trading, marketing and risk management activities are exposed to the risk that counterparties that owe us money or energy pursuant to market transactions will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In that event, our financial results are likely to be adversely affected and we might incur additional losses.

OUR GENERATING SUBSIDIARY MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO COMPETITION.

         Our generating subsidiary may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives designed to increase competition. To the extent that competition increases and the pricing and sale of power assumes more characteristics of a commodity business, our profit margins may be negatively affected. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels or pursue our growth strategy.

WE ARE NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS, AND WE MAY SUFFER WORK INTERRUPTIONS.

         Several of our existing union contracts expire at the end of April and September of 2001. While we are in negotiations with each of the unions covered by the expiring collective agreements, and we do not currently anticipate any problems in reaching new collective agreements, there is a risk that new collective agreements may not be timely entered into without work interruptions or other pressure tactics. Any lengthy work interruptions could materially and adversely affect our business and financial position.

                           FORWARD-LOOKING STATEMENTS


         This prospectus contains or incorporates by reference forward-looking statements, including statements regarding our results of operations, assets and liabilities and statements with respect to deregulation activities and movements toward competition in states that are served by our operations, markets, products, services, prices, results of operations, capital expenditures, resolution and impact of litigation, regulatory matters, liquidity, capital resources and accounting matters. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and the like. We cannot assure you that our actual results will not differ materially from expectations or estimates. Actual results have varied materially and unpredictably from past expectations and estimates. Factors that could cause our actual results to differ materially include those discussed under "Risk Factors" as well as:

     o    the weather and other natural phenomena;

     o    political, economic and business conditions;

     o changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

     o growth in opportunities for our business units, including growth in industry capacity;

     o    loss of any significant customers or suppliers;

     o    changes in technology;

     o    litigation; and

     o the effect of accounting policies issued periodically by accounting standard-setting bodies.

                          ABOUT ALLEGHENY ENERGY, INC.


         Allegheny Energy, Inc., incorporated in Maryland in 1925, is a diversified utility holding company. We derive substantially all of our income from the operations of our principal subsidiaries:

     o Allegheny Energy Supply Company, LLC, which we refer to as Allegheny Supply, is a company that owns, operates and markets competitive retail and wholesale electric generation,

     o Monongahela Power Company, The Potomac Edison Company and West Penn Power Company, which are regulated utility operating companies, and

     o Allegheny Ventures, Inc., which actively invests in and develops telecommunications and energy-related projects.

         Our executive offices are located at 10435 Downsville Pike, Hagerstown, MD 21740-1766, and our telephone number is (301) 790-3400. Unless the context otherwise indicates, the terms "Allegheny Energy," "we," "us" or "our" means Allegheny Energy, Inc. and its consolidated subsidiaries.


                                 USE OF PROCEEDS

         Unless otherwise indicated in the prospectus supplement, we will loan or contribute all or a portion of the net proceeds from the sale of the common stock to Allegheny Supply to fund a portion of the $1.028 billion purchase price of Allegheny Supply's acquisition of three wholesale generation facilities in Illinois, Indiana and Tennessee. A portion of the proceeds loaned or contributed to Allegheny Supply may also be used for its general corporate purposes. The balance of the purchase price of the wholesale generation facilities will be funded through borrowings by Allegheny Supply. We will retain any net proceeds not loaned or contributed to Allegheny Supply for our general corporate purposes.

                         DESCRIPTION OF THE COMMON STOCK


         In this section, we describe the material features and rights of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Maryland law, our charter, by-laws and the Allegheny Stockholder Protection Rights Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page 13.

         General. We are authorized to issue 260,000,000 shares of common stock, having a par value of $1.25 per share. The common stock is the only class of our capital stock authorized or outstanding. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. As of December 31, 2000, there were 110,436,317 shares of our common stock outstanding, held by 40,589 holders of record.

         All outstanding shares of our common stock are, and any common stock offered by a prospectus supplement, will be, duly authorized, fully paid and nonassessable.

         Dividend Rights. As a Maryland corporation and a public utility holding company, we are subject to statutory and regulatory limitations on the authorization and payment of dividends. Subject to these restrictions, our board of directors may declare dividends on our common stock, payable at such times as the board of directors may determine, out of legally available retained earnings or net income. Supplemental indentures relating to outstanding bonds of subsidiaries contain dividend restrictions, under the most restrictive of which $76 million of consolidated retained earnings at December 31, 2000 is not available for cash dividends on their capital stock. Retained earnings available for dividends on our common stock amounted to $867 million at December 31, 2000.

         If we declare a dividend, the holders of our common stock are entitled to receive and share ratably in it. We will pay a dividend declared on the common stock to the record holders as they appear in the register on the record date for that dividend. The record date will not be more than forty days before the dividend payment date, as fixed by our board of directors.

         Liquidation Rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive a ratable portion of the assets available for distribution to stockholders after the satisfaction in full of all the prior rights of our creditors, including holders of our indebtedness and all liabilities.

         Voting Rights. The holders of our common stock possess exclusive voting rights in Allegheny Energy, including the right to elect our board of directors and act on any matters required to be presented to them under Maryland law or otherwise presented to them by our board of directors. Holders of our common stock are entitled to one vote per share, with the right to cumulative voting in the elections of directors. Cumulative voting means that each stockholder entitled to vote in the election of directors has the right to that number of votes equal to the number of shares of stock held by that stockholder multiplied by the number of directors to be elected. These votes may be cast for a single director or for any two or more directors standing for election.

         Under Maryland law and our charter, the number of directors comprising our board of directors may only be fixed by a vote of the board of directors. The members of our board of directors are divided into three classes, as equal in size as possible. The members of each class of directors serve a three-year term, and the terms of the classes are staggered so that only one class is elected annually. Directors may only be removed with cause by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors. Vacancies on the board of directors are filled by the affirmative vote of a majority of the remaining directors, and any director elected to fill a vacancy holds office for the remainder of the term of the class to which he is elected.

         Because our board is classified, it may be more time-consuming and difficult to replace incumbent directors. At least two annual meetings of stockholders, instead of one, will generally be required to change a majority of the board of directors. Moreover, the combination of the classified board and cumulative voting in the election of directors may make it more difficult for challengers to defeat incumbent directors. Thus, the classified board could increase the likelihood that incumbent directors retain their positions. Also, the staggered terms of the classes of directors may delay, defer or prevent a tender offer or an attempt to change control of Allegheny Energy.

         Under Maryland law, a person that acquires "control shares" of a Maryland corporation has no voting rights with respect to those control shares unless the acquisition of the control shares is approved by two-thirds of the stockholders, not including the acquiror, officers or executive directors of the corporation. Control shares are those voting shares of stock which, when aggregated with all other shares of stock owned or controlled by the acquiror, give the acquiror voting power within certain statutory ranges. The acquiror is not able to vote shares within any range of voting power for which stockholder approval has not been obtained.

         The Maryland control share statute does not apply to shares acquired in a merger, consolidation or share exchange in which the corporation is a party or if the control share acquisition is approved or exempted by the charter or bylaws of the corporation. By taking away the voting rights of a person acquiring control shares, the control share statute makes it more difficult to effect a takeover of our company without first obtaining the approval of our stockholders.

         Pre-emptive Rights. No holder of our common stock is entitled as a matter of right to subscribe to any new or additional shares of common stock, or any security convertible into common stock, unless the new or additional common stock is offered for money and other than by a public offering. If these pre-emptive rights become available to the holders of our common stock, the period during which they may be exercised may be limited by the board to no less than ten days after the mailing of the notice announcing their availability.

         The holders of our common stock have no conversion or redemption rights.


                     STOCKHOLDER PROTECTION RIGHTS AGREEMENT


         General. Each share of our common stock has attached it to one right. This right is represented by the same certificate representing the common stock (or in the case of uncertificated common stock, by the registration of the associated share of common stock on our stock transfer books). Until the separation date, which we describe below, the rights are transferred only with the common stock. The rights are not exercisable until after the separation date and they are subject to redemption or exchange, as described below. The rights have an exercise price of $100 per right, subject to antidilution adjustment. The rights expire at the close of business on March 6, 2010, unless we redeem them earlier. Holding unexercised rights gives you no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

         Separation Date; Separation of Rights from the Common Stock. The rights will separate from our common stock at the earlier of two possible times. The first such time is ten business days following a public announcement that a person or group of affiliated or associated persons (which we refer to as an "acquiring person") has acquired, or has the right to acquire, the ownership of 15% or more of the outstanding shares of our common stock. This is referred to as the "share acquisition date". The second possible time is ten business days, or a later date if so determined by our board of directors prior to any person becoming an acquiring person, following the commencement of a tender or exchange offer which would result in an acquiring person owning 15% or more of the outstanding shares of our common stock. This is referred to as the "Flip-In Date".

         Exercise of Rights. If any person or group becomes an acquiring person, we will provide that each holder of a right, other than rights beneficially owned by the acquiring person, whose rights will then be null and void, will have the right to receive, upon exercise of the right at the current exercise price, that number of shares of our common stock having a market value of two times the exercise price of the right. If we are acquired in a merger or other business combination transaction in which the acquiring person is treated differently from other stockholders, or is a party to the transaction, or if 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person, we will provide that each holder of a right will have the right to receive, upon exercise of the right at the current exercise price, that number of shares of common stock of the acquiring company which, at the time of the transaction, have a market value of two times the exercise price of the right.

         Redemption or Exchange of Rights. At any time prior to the tenth day after a share acquisition date, we may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors may establish in its sole discretion. At any time after a Flip-In Date and prior to the time when an acquiring person beneficially owns more than 50% of our outstanding common stock, we may exchange the rights, other than rights beneficially owned by the acquiring person, whose rights will then be null and void, for shares of common stock at the rate of one share per right, subject to antidilution adjustment.

         Anti-takeover Effects. The rights will not prevent a takeover of us. However, the rights may substantially dilute the voting strength of a person or group that acquires 15% or more of our common stock, unless the rights are first redeemed. The rights should not interfere with a transaction that is in the best interests of us and our stockholders because the rights can be redeemed on or prior to the Flip-In Date, before the consummation of any transaction.


                              PLAN OF DISTRIBUTION

         We may sell the common stock:

     o   to  or  through   underwriting   syndicates   represented  by  managing
         underwriters;

     o through one or more underwriters without a syndicate for them to offer and sell to the public;

     o   through dealers or agents; or

     o to investors directly in negotiated sales or in competitively bid transactions.

         Any underwriter or agent involved in the offer and sale of the common stock will be named in the prospectus supplement.

         The prospectus supplement will describe:

     o the terms of the offering of the common stock, including the name of the agent or the names of any underwriters;

     o   the public offering or purchase price;

     o any conditions under which underwriters may have the option to purchase additional shares of common stock from us;

     o any discounts, concessions or commissions to be allowed or reallowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

     o any discounts and commissions to be allowed or paid to dealers and any securities exchanges on which the common stock may be listed; and

     o any transactions that underwriters may undertake in the open market in connection with the offering of common stock, including short sales, stabilizing transactions and purchases to cover positions created by short sales.

         Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the common stock being offered by that prospectus supplement.

         Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against civil liabilities, including liabilities under the Securities Act; or to contributions from us with respect to payments which the underwriters, dealers or agents may be required to make as a result of those civil liabilities.

         Underwriters to whom we sell common stock for public offering and sale are obliged to purchase all of those particular shares of common stock if any are purchased. This obligation is subject to customary conditions and may be modified in the applicable prospectus supplement.

         Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.


                          VALIDITY OF THE COMMON STOCK

         Sullivan & Cromwell, New York, New York, will pass upon the validity of the common stock for us. Simpson Thacher & Bartlett, New York, New York, will pass upon the validity of the common stock for any underwriters or agents.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under Item 9 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus and registration statement. We furnished information under Item 9 of our Current Reports on Form 8-K on January 8, January 9, January 26, March 1 and March 26, 2001.

         We incorporate by reference the documents listed below, any filings that we make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock that we have registered.

     o   The Annual  Report on Form 10-K for the year ended  December  31, 2000;
         and

     o The Current Reports on Form 8-K filed January 8, January 26 and March 9, 2001.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

                  Allegheny Energy, Inc.
                  10435 Downsville Pike
                  Hagerstown, MD  21740-1766
                  Attention:   Marleen L. Brooks
                               Secretary
                  Telephone:   (301) 665-2704

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*
          -------------------------------------------

                                                                     Estimated
                                                                      Amounts
                                                                     ---------
Securities and Exchange Commission registration fee under the
1933 Act                                                              $143,750
Printing and engraving expenses                                        $50,000
Legal fees and expenses                                               $100,000
Accountants' fees and expenses                                         $25,000
Stock Exchange Listing fees                                            $48,150
Blue Sky expenses                                                      $ 7,500
Transfer Agent fees                                                    $ 5,000
Miscellaneous                                                          $15,000
                                                                      --------
Total                                                                 $394,400

* Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated. All of the above fees and expenses will be borne by the Registrant.


Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

         Under  Article  XIII of the Articles of  Incorporation  of the Company,
Article VI of the By-laws of the Company, as amended, and Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, directors and officers are entitled to indemnification by Allegheny against liability which they may incur in their respective capacities as directors and officers under certain circumstances. Directors and Officers' Liability Insurance is carried in an amount of $85,000,000 with a $500,000 corporate reimbursement. In the Underwriting Agreement, each underwriter will agree to indemnify the directors of, certain officers of, and persons who control Allegheny, within the meaning of the Securities Act of 1933, against liabilities resulting from information that such underwriter supplies for the Registration Statement.

Item 16.  Exhibits.
          --------

  Exhibit
  Number      Description
  -------     -----------
      *1      Underwriting Agreement

    4(a) Articles of Restatement of Charter of Allegheny Energy, Inc., as amended September 16, 1997 (incorporated herein by reference to Exhibit 3.1 of Allegheny's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-267))

    4(b) Articles Supplementary of Allegheny Energy, Inc., dated July 15, 1999 (incorporated herein by reference to Exhibit 3.1 of
              Allegheny's Current Report on Form 8-K, as filed with the Commission on July 20, 1999 (File No. 1-267)).

    4(c) By-laws of Allegheny Energy, Inc., as amended (incorporated herein by reference to Exhibit 3.2 of Allegheny's Annual Report on Form 10-K, for the year ended December 31, 1999 (File No. 1-267)).

    4(d) Stockholder Protection Rights Agreement, dated as of March 2, 2000, between Allegheny Energy, Inc. and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated herein by reference to Exhibit 4 of Allegheny's Current Report on Form 8-K, as filed with the Commission on March 6, 2000 (File No. 1-267)).

    4(e)      Form of Common Stock Certificate.

     **5      Opinion of Sullivan & Cromwell.

      10 Purchase and Sale Agreement, dated as of November 13, 2000, by and between Enron North America Corp. and Allegheny Energy Supply Company, LLC (incorporated herein by reference to Exhibit 10 of Allegheny's Quarterly Report on Form 10-Q, as filed with the Commission on November 14, 2000 (File No. 1-267)).

   23(a)      Consent of Independent Accountants, PricewaterhouseCoopers LLP.

   23(b)      Consent of Sullivan & Cromwell.

    **24      Power of Attorney.

----------
 *   To be filed as an Exhibit to a Current Report on Form 8-K.
**   Previously filed.


Item 17.  Undertakings.
          ------------

(1)  The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hagerstown, Maryland, on April 4, 2001.


                                       ALLEGHENY ENERGY, INC.


                                       By: /s/ Alan J. Noia
                                           ------------------------------
                                           Name:  Alan J. Noia
                                           Title: Chairman, President & Chief
                                                  Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the indicated capacities on April 4, 2001.

            Signature                                       Title

         /s/ Alan J. Noia                   Chairman, President, Chief Executive
-------------------------------------               Officer and Director
          (Alan J. Noia)                       (Principal Executive Officer)

        /s/ Regis F. Binder                     Vice-President and Treasurer
-------------------------------------          (Principal Financial Officer)
         (Regis F. Binder)

        /s/ Thomas J. Kloc                     Vice-President and Controller
-------------------------------------          (Principal Accounting Officer)
         (Thomas J. Kloc)

                 *                            Member of the Board of Directors
-------------------------------------
          (Eleanor Baum)

                 *                            Member of the Board of Directors
-------------------------------------
        (Lewis B. Campbell)

                 *                            Member of the Board of Directors
-------------------------------------
       (Wendell F. Holland)

                 *                            Member of the Board of Directors
-------------------------------------
         (Phillip E. Lint)

                 *                            Member of the Board of Directors
-------------------------------------
       (Frank A. Metz, Jr.)

                 *                            Member of the Board of Directors
-------------------------------------
         (Steven H. Rice)

            Signature                                       Title


                 *                            Member of the Board of Directors
-------------------------------------
        (Gunnar E. Sarsten)

* By:   /s/ Terence A. Burke
        ----------------------------
        Name:  Terence A. Burke
               Attorney-in-Fact

                                INDEX TO EXHIBITS

  Exhibit
  Number      Description
  -------     -----------
      *1      Underwriting Agreement

    4(a) Articles of Restatement of Charter of Allegheny Energy, Inc., as amended September 16, 1997 (incorporated herein by reference to Exhibit 3.1 of Allegheny's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-267))

    4(b) Articles Supplementary of Allegheny Energy, Inc., dated July 15, 1999 (incorporated herein by reference to Exhibit 3.1 of
              Allegheny's Current Report on Form 8-K, as filed with the Commission on July 20, 1999 (File No. 1-267)).

    4(c) By-laws of Allegheny Energy, Inc., as amended (incorporated herein by reference to Exhibit 3.2 of Allegheny's Annual Report on Form 10-K, for the year ended December 31, 1999 (File No. 1-267)).

    4(d) Stockholder Protection Rights Agreement, dated as of March 2, 2000, between Allegheny Energy, Inc. and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated herein by reference to Exhibit 4 of Allegheny's Current Report on Form 8-K, as filed with the Commission on March 6, 2000 (File No. 1-267)).

    4(e)      Form of Common Stock Certificate.

     **5      Opinion of Sullivan & Cromwell.

      10 Purchase and Sale Agreement, dated as of November 13, 2000, by and between Enron North America Corp. and Allegheny Energy Supply Company, LLC (incorporated herein by reference to Exhibit 10 of Allegheny's Quarterly Report on Form 10-Q, as filed with the Commission on November 14, 2000 (File No. 1-267)).

   23(a)      Consent of Independent Accountants, PricewaterhouseCoopers LLP.

   23(b)      Consent of Sullivan & Cromwell.

    **24      Power of Attorney.

----------
 *   To be filed as an Exhibit to a Current Report on Form 8-K.
**   Previously filed.